NASDAQ: NSIT

Insight Enterprises, Inc. Appoints New Member to Board of Directors
Catherine Courage Appointed to the Board

TEMPE, Ariz., January 27, 2016 — Insight Enterprises, Inc. (the “Company”) (Nasdaq:NSIT), leading global provider of technology solutions, today announced that Catherine Courage has been appointed to the Company’s board of directors effective January 25, 2016.

“We are delighted to announce Catherine Courage’s appointment to our board of directors,” said Timothy A. Crown, chair of the board of directors. “Catherine is widely recognized for her work in brand design and customer experience. Her extensive experience with leading information technology companies, including DocuSign, Citrix Systems, Salesforce.com and Oracle will be a tremendous asset to our board and our company, as we continue our quest to engage with our clients in this new digitally driven marketplace.”

Ms. Courage currently serves as Senior Vice President, Customer Experience, at DocuSign, Inc. based in San Francisco. She is a member of the board of advisors of Wootric, Inc., a firm specializing in Net Promoter Score project management, and also on two non-profit boards, California College of Arts and Leukemia and Lymphoma Society Research Foundation, Greater Bay Area. Ms. Courage co-authored the book “Understanding Your Users” and has been featured in the Harvard Business Review, Wall Street Journal, Fast Company and TEDx.

Ms. Courage will stand for election to the board at the 2016 annual meeting of stockholders.

For more information on Insight, visit http://www.insight.com/  or call 1.800.INSIGHT.

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About Insight
From business and government organizations to healthcare and educational institutions, Insight empowers clients with intelligent technology solutions to realize their goals. As a Fortune 500-ranked global provider of hardware, software, cloud and service solutions, our 5,400 teammates provide clients the guidance and expertise needed to select, implement and manage complex technology solutions to drive business outcomes. Through our world-class people, partnerships, services and delivery solutions, we help businesses run smarter. Discover more at insight.com.

Contacts:	Helen Johnson Insight Enterprises, Inc. Tel. (480) 333.3234 Email: helen.johnson@insight.com